Exhibit 99.1

NeuroBo Pharmaceuticals Announces Reverse Stock Split

BOSTON, September 12, 2022 /PRNEWSWIRE/ -- NeuroBo Pharmaceuticals, Inc. (Nasdaq:NRBO) (“NeuroBo” or the “Company”), a clinical-stage biotechnology company, announced today a 1-for-30 reverse split of its Common Stock, par value $0.001 (“common stock”), effective at 5:00 pm Eastern time today.  Beginning on September 13, 2022, the Company’s common stock will trade on The Nasdaq Capital Market on a split adjusted basis.

At the Company’s annual meeting of stockholders on June 9, 2022, the stockholders approved a proposal to amend the Company’s Certificate of Incorporation to effect a reverse split of the Company’s outstanding common stock at a ratio in the range of 1-for-5 to 1-for-35 to be determined at the discretion of our Board of Directors, whereby each outstanding 5 to 35 shares would be combined, converted and changed into 1 share of Common Stock, to enable the Company to comply with the Nasdaq Stock Market’s continued listing requirements.

Upon effectiveness, the reverse stock split will cause a reduction in the number of shares of common stock outstanding and issuable upon the conversion of the Company’s outstanding stock options and warrants in proportion to the ratio of the reverse split, and will cause a proportionate increase in the conversion and exercise prices of such stock options and warrants. Any fraction of a share of Common Stock that would be created as a result of the Reverse Stock Split will be rounded down to the next whole share and the stockholder will receive cash equal to the market value of the fractional share, determined by multiplying such fraction by the closing sales price of the Company’s Common Stock as reported on Nasdaq on the last trading day before the Reverse Stock Split becomes effective (on a split-adjusted basis).

The Company’s common stock will continue to trade on The Nasdaq Capital Market under the symbol “NRBO”. The new CUSIP number for the common stock following the reverse split is 64132R 206.

The number of authorized shares of the Company’s common stock will remain at 100 million, while the number of outstanding shares will be reduced from approximately 26.7 million to approximately 0.9 million.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 18, 2022, a copy of which is also available on the Company’s website under the Investor Relations page.

Investor Relations Contact:

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com